Exhibit 99.1
This preliminary MJDS prospectus relating to the securities described in it has been filed in each of the provinces of Canada, excluding Québec, but has not yet become final for the purpose of a distribution. Information contained in this preliminary MJDS prospectus may not be complete and may have to be amended. The securities may not be distributed until a receipt is obtained for the MJDS prospectus.
This MJDS prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and in those jurisdictions only by persons permitted to sell such securities. No securities commission or similar authority in Canada or the United States of America has in any way passed upon the merits of the securities offered by this preliminary MJDS prospectus and any representation to the contrary is an offence.
SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2022
PRELIMINARY MJDS PROSPECTUS

Ascend Wellness Holdings, Inc.
$100,000,000
Class A Common Stock
Preferred Stock
Warrants
Debt Securities
Subscription Rights
Units
This MJDS prospectus (the “MJDS prospectus”) is being filed in Canada under National Instrument 71-101 — The Multijurisdictional Disclosure System (“NI 71-101”). This MJDS prospectus relates to the offer and sale from time to time by Ascend Wellness Holdings, Inc. (the “Company”) of Class A common stock, preferred stock, warrants, debt securities, subscription rights and units. Included in and forming part of this MJDS prospectus is the U.S. base shelf prospectus (the “U.S. prospectus”) which is part of a registration statement on Form S-3 (the “Registration Statement”) filed on November 22, 2022 by the Company with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process under the United States Securities Act of 1933, as amended.
This MJDS prospectus describes some of the general terms that may apply to the securities offered. Any time that securities are offered or sold by the Company using this MJDS prospectus, the Company will provide a prospectus supplement to this MJDS prospectus (each individually, a “Prospectus Supplement”) that contains specific information about the offering. The prospectus supplement may also add, update or change information contained in this MJDS prospectus. You should read this MJDS prospectus and any Prospectus Supplement carefully before you invest. This MJDS prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering. This MJDS prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.
The securities offered by this MJDS Prospectus may be offered directly, through agents designated from time to time by the Company, or through underwriters or dealers. If any agents or underwriters are involved in the sale of any securities offered by the Company in this MJDS prospectus, their names and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable Prospectus Supplement.

Investing in these securities involves certain risks. See “Risk Factors” on page 35 of the U.S. prospectus, as well as risk factors disclosed in other documents incorporated by reference herein.
Neither the SEC nor any state securities commission has approved or disapproved these securities, or determined if this MJDS prospectus is truthful or complete. Any representation to the contrary is a criminal offence.
All of the directors and officers of the Company and the experts named in this MJDS prospectus reside outside of Canada. All/ all of the assets of these persons and of the Company may be located outside Canada. The Company has appointed DLA Piper (Canada) LLP, Suite 6000, 1 First Canadian Place, PO Box 367, 100 King Street West, Toronto, Ontario M5X 1E2, as its agent for service of process in Canada, but it may not be possible for investors to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against the Company, its directors and officers and the experts named in this MJDS prospectus, judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.
This offering is being made by a U.S. issuer using disclosure documents prepared in accordance with U.S. securities laws. Purchasers should be aware that the requirements of U.S. securities laws may differ from those of the provinces of Canada. The financial statements included or incorporated by reference in this MJDS prospectus have not been prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to financial statements of Canadian issuers. The Company has applied for exemptive relief from the provisions contained in NI 71-101 that would require the Company to include a reconciliation of the financial statements included or incorporated by reference in this MJDS prospectus, which have been prepared in accordance with U.S. generally accepted accounting principles, to Canadian generally accepted accounting principles. The granting of the exemption will be evidenced by the issuance of a (final) receipt for this MJDS prospectus.
All dollar amounts in this MJDS prospectus are in United States dollars, unless otherwise indicated. Reference to “C$” are to Canadian dollars.
Information contained on the Company’s website shall not be deemed to be a part of this MJDS prospectus or incorporated by reference herein, or any Prospectus Supplement, and may not be relied upon by prospective investors for the purpose of determining whether to invest in the securities qualified for distribution under this MJDS prospectus or any Prospectus Supplement.
THE DATE OF THIS MJDS PROSPECTUS IS NOVEMBER 22, 2022.

This MJDS prospectus is being filed in relation to the distribution of securities of an entity that currently derives substantially all of its consolidated revenues from the cannabis industry in certain states of the United States, which industry is illegal under United States federal law and enforcement of relevant laws is a significant risk. The Company is directly involved (through its subsidiaries) in the cannabis industry in the United States where local state laws permit such activities. Currently, its subsidiaries and managed entities are engaged, whether directly, indirectly or through ancillary activities, in the manufacture, possession, use, sale, distribution or branding of cannabis and/or hold licenses in the adult use and/or medicinal cannabis marketplace in the states of Illinois, Massachusetts, Michigan, New Jersey, Ohio, and Pennsylvania. In addition, the Company, as a result of various consulting agreements with third parties and pending acquisitions, has ancillary involvement in the manufacture, possession, use, sale, distribution or branding of cannabis in the states of Ohio and Illinois.
The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811) (the “CSA”), which schedules controlled substances, including cannabis, based on their approved medical use and potential for abuse. Cannabis, except hemp with a tetrahydrocannabinol (“THC”) concentration of less than 0.3%, is classified as a Schedule I drug. Under United States federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. The United States Food and Drug Administration (the “FDA”) has not approved cannabis as a safe and effective drug for any indication. The FDA has, however, approved one cannabis derived drug product, Epidiolex, which contains a purified form of cannabidiol, a non-psychoactive cannabinoid in the cannabis plant, for the treatment of seizures associated with two epilepsy conditions. Despite the current state of the United States federal law and the CSA, medical cannabis is currently legal in 37 states, the District of Columbia, and the territories of Guam, Puerto Rico, the U.S. Virgin Islands, and the Northern Mariana Islands. Recreational, adult-use cannabis is legal in 21 states, two territories and the District of Columbia, although not all of those jurisdictions have fully implemented their legalization programs. Eleven states have also enacted low-THC/high-CBD only laws for medical cannabis patients. State laws that permit and regulate the production, distribution and use of cannabis for adult-use or medical purposes are in direct conflict with the CSA. Although certain states authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under United States federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts. The Supremacy Clause of the United States Constitution establishes that the United States Constitution and federal laws made pursuant to it are paramount and in case of conflict between federal and state law, federal law shall apply.
On January 4, 2018, former United States Attorney General Jeff Sessions issued a memorandum to United States district attorneys which rescinded previous guidance from the United States Department of Justice specific to cannabis enforcement in the United States, including the Cole Memorandum (as defined herein). With the Cole Memorandum rescinded, United States federal prosecutors have been given discretion in determining whether to prosecute cannabis related violations of United States federal law.
Mr. Sessions resigned on November 7, 2018. The former Attorneys General who succeeded former Attorney General Sessions following his resignation did not provide a clear policy directive for the United States as it pertains to state-legal cannabis related activities. President Joseph R. Biden was sworn in as the 46th United States President on January 20, 2021. President Biden nominated Merrick Garland to serve as Attorney General in his administration. It is not yet known whether the Department of Justice under President Biden and Attorney General Garland, confirmed on March 10, 2021, will readopt the Cole Memorandum or announce a substantive cannabis enforcement policy. At Mr. Garland’s confirmation hearing, he stated, “It does not seem to me a useful use of limited resources that we have, to be pursuing prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise.” He has not, however, reissued the Cole Memorandum or otherwise provided guidance. If the Department of Justice policy under Attorney General Garland were to aggressively pursue financiers or owners of cannabis-related businesses, and United States Attorneys followed such Department of Justice policies through pursuing prosecutions, then the Company could face (i) seizure of its cash and other assets used to support or derived from its cannabis operations, (ii) the arrest of its employees, directors, officers, managers and investors, and charges of ancillary criminal violations of the CSA for aiding and abetting and
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conspiring to violate the CSA by virtue of providing financial support to cannabis companies that service or provide goods to state-licensed or permitted cultivators, processors, distributors, and/or retailers of cannabis, and/or (iii) the barring of its employees, directors, officers, managers and investors who are not United States citizens from entry into the United States for life. Unless and until the United States Congress amends the CSA with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law criminalizing cannabis.
While federal prosecutors appear to continue to use the Cole Memorandum’s priorities as an enforcement guide, the prosecutorial effects resulting from the rescission of the Cole Memorandum and the implementation of the Sessions Memorandum remain uncertain. The sheer size of the cannabis industry, in addition to participation by state and local governments and investors, suggests that a large-scale federal enforcement operation may create unwanted political backlash for the United States Department of Justice (the “DOJ”). It is also possible that the revocation of the Cole Memorandum could motivate Congress to reconcile federal and state laws. While Congress is considering and has considered legislation that may address these issues, there can be no assurance that such legislation passes. Regardless, at this time, cannabis remains a Schedule I controlled substance at the federal level. The U.S. federal government has always reserved the right to enforce federal law in regard to the sale and disbursement of medical or adult-use cannabis, even if state law authorizes such sale and disbursement. It is unclear whether the risk of enforcement has been altered.
One legislative safeguard for the medical cannabis industry, appended to the federal budget bill, remains in place following the rescission of the Cole Memorandum. For fiscal years 2015, 2016, 2017, 2018, 2019, 2020, 2021 and 2022, Congress has included a rider to the Consolidated Appropriations Acts (currently referred to as the “Rohrabacher/Blumenauer Amendment”) to prevent the federal government from using congressionally appropriated funds to enforce federal cannabis laws against regulated medical cannabis actors operating in compliance with state and local law. The Rohrabacher/Blumenauer Amendment was included in the Consolidated Appropriations Act, 2021 signed into legislation by President Trump in December 2020 that remained in effect until September 30, 2021. On September 30, 2021 and December 3, 2021, President Biden signed short-term continuing resolutions to extend current appropriations, most recently through February 18, 2022. On February 8, 2022, the House passed a third continuing resolution to extend current appropriations through March 11, 2022. On March 15, 2022, the amendment was renewed through the signing of the FY 2022 omnibus spending bill, effective through September 30, 2022. As of September 30, 2022, the amendment is effective through December 16, 2022. There is no guarantee that the Rohrabacher/Blumenauer Amendment will be included in the omnibus appropriations package or a continuing budget resolution once the current Consolidated Appropriations Act, 2021 expires. See “Overview of Government Regulation” in the U.S. prospectus.
On October 6, 2022, President Biden announced that he directed the Secretary of the United States Department of Health and Human Services and Attorney General Merrick Garland to initiate a review of marijuana’s classification as a Schedule I controlled substance under the CSA. The timing and outcome of this review is uncertain and there is no certainty that marijuana will be placed under a different schedule or de-scheduled, and there is also no certainty as to the impacts such actions would have on our business or the marijuana industry as a whole, particularly when considering potential implications for federal regulation and interstate commerce.
There is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed, amended or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends or repeals the CSA with respect to medical and/or adult-use cannabis (and as to the timing or scope of any such potential amendment or repeal there can be no assurance), there is a significant risk that federal authorities may enforce current federal law. If the federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Company’s business, results of operations, financial condition and prospects would be materially adversely affected.
ii

Cannabis, except hemp, remains a Schedule I controlled substance under the CSA, and neither the Cole Memorandum nor its rescission nor the continued passage of the Rohrabacher/Blumenauer Amendment has altered that fact. The federal government of the United States has always reserved the right to enforce federal law in regard to the sale and disbursement of medical or adult-use cannabis, even if state law sanctions such sale and disbursement. If the United States federal government begins to enforce United States federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Company’s business, results of operations, financial condition and prospects would be materially adversely affected.
In light of the political and regulatory uncertainty surrounding the treatment of United States cannabis related activities, on February 8, 2018, the Canadian Securities Administrators published CSA Staff Notice 51-352 – (Revised) Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”) setting out the Canadian Securities Administrator’s disclosure expectations for specific risks facing issuers with cannabis related activities in the United States. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with United States cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the United States cannabis industry.
For these reasons, the Company’s operations in the United States cannabis market may subject the Company to heightened scrutiny by regulators, stock exchanges, clearing agencies and other United States and Canadian authorities. There are a number of risks associated with the business of the Company. See sections entitled “Risk Factors” and “Overview of Government Regulation” in the U.S. prospectus and “Issuers with U.S. Cannabis Related Assets” in this MJDS prospectus.

iii

ABOUT THIS MJDS PROSPECTUS
This MJDS prospectus has been filed with securities regulatory authorities in each of the provinces of Canada, excluding Québec, under the multijurisdictional disclosure system (“MJDS”) in conjunction with the filing of the U.S. prospectus that was filed with the SEC utilizing a “shelf’ registration process. Under this shelf process, the Company may sell any combination of the securities described in this MJDS prospectus in one or more offerings.
This MJDS prospectus incorporates by reference the U.S. prospectus contained in the associated Registration Statement which was filed on November 22, 2022 under the United States Securities Act of 1933, as amended. The U.S. prospectus was filed in the U.S. using a “shelf” registration or continuous offering process. Under this shelf process, the Company’s securities described in this MJDS prospectus may, from time to time, be offered and sold in one or more offerings up to a total dollar amount of $100,000,000.
The U.S. prospectus and Registration Statement, including the exhibits to the Registration Statement and other related documents, provide information about the Company and the securities offered under this MJDS prospectus. This MJDS prospectus includes the U.S. prospectus and does not include all of the information included in the Registration Statement. Each time the Company offers and sells any of the securities described in this MJDS prospectus, the Company will provide a Prospectus Supplement along with this MJDS prospectus. The accompanying Prospectus Supplement may also add, update or change information contained in this MJDS prospectus. If the information varies between this MJDS prospectus and the accompanying Prospectus Supplement, you should rely on the information in the accompanying Prospectus Supplement. You should read both this MJDS prospectus and the accompanying Prospectus Supplement together with the additional information described under “Documents Incorporated By Reference” in this MJDS prospectus.
The Company’s Class A common stock is listed on the Canadian Securities Exchange (the “CSE”) under the symbol “AAWH.U” and quoted on the OTCQX® Best Market operated by OTC Markets Group, Inc. (the “OTCQX”) under the symbol “AAWH”. On November 21, 2022, the last reported sale price for the Company’s Class A common stock on the CSE was $2.14 per share and on the OTCQX was $2.13 per share.
The U.S. prospectus incorporated by reference into this MJDS prospectus and the Registration Statement, including the exhibits to the Registration Statement and other related documents, provide information about the Company and the securities offered under this MJDS prospectus. The Registration Statement and the U.S. prospectus, including the exhibits, can be read at the SEC website at www.sec.gov, the website maintained by the Canadian Securities Administrators at www.sedar.com, or the SEC public reference room mentioned under the heading “Where To Find Additional Information”.
You should rely only on the information provided in this MJDS prospectus or incorporated by reference into this MJDS prospectus. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of the securities offered under this MJDS prospectus in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this MJDS prospectus is accurate as of any date other than the date on the front of the document.
Neither the Company, nor any underwriter, nor any agent, nor any dealer has authorized anyone to provide any information other than that contained or incorporated by reference in this MJDS prospectus or in any permitted marketing materials prepared by the Company or on the Company’s behalf or to which the Company has referred you. The Company takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this MJDS prospectus, in any Prospectus Supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this MJDS prospectus or any Prospectus Supplement or any sale of securities. This MJDS prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which or in any jurisdiction where the offer or solicitation is not permitted.

RISK FACTORS
An investment in the securities of the Company involves a number of risks. Before investing in any of the securities of the Company, prospective purchasers should carefully read and consider the risks described in “Risk Factors” section of the U.S. prospectus, forming part of this MJDS prospectus, in addition to those risk factors set out in the Company’s annual, quarterly and current reports filed with the SEC, each of which may be amended, supplemented or superseded from time to time by other reports the Company files with the SEC in the future. Additional risks, including those that relate to any particular securities that will be offered, will be included in the applicable Prospectus Supplement. The Company’s business, financial condition and/or results of operations could be materially adversely affected by any of these risk factors. The market or trading price of the Company’s securities could decline due to any of these risks. In addition, any prospective investor should carefully read and consider the “Cautionary Note Regarding Forward-Looking Statements” section of the U.S. prospectus, forming part of this MJDS prospectus, which describes additional uncertainties associated with the business of the Company and the forward-looking statements incorporated by reference in this MJDS prospectus. Please note that additional risks not presently known to the Company or that it currently deems immaterial may also impair the Company’s business and operations.
DOCUMENTS INCORPORATED BY REFERENCE
Rules of the Canadian securities regulators provide that documents incorporated or deemed to be incorporated by reference into the U.S. prospectus under U.S. federal securities law shall be, and are deemed to be, incorporated by reference into this MJDS prospectus. The information incorporated by reference is considered to be a part of this MJDS prospectus and later information that the Company files with the SEC will update and supersede this information. The documents incorporated by reference in the U.S. prospectus are set out under the heading “Information Incorporated by Reference” beginning on page 61 of the U.S. prospectus.
The following documents of the Company, and any future such documents that will be, filed with the securities commissions or similar authorities in each of the provinces of Canada, excluding Québec, are specifically incorporated by reference in and form an integral part of this MJDS prospectus:
•the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022, being the Company’s annual information form;
•the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 12, 2022;
•the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 15, 2022;
•the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2022, filed with the SEC on November 14, 2022;
•the Company’s proxy statement on Schedule 14A filed with the SEC on March 28, 2022, relating to the Company’s annual meeting of shareholders held on May 6, 2022; and
•the Company’s Current Reports on Form 8-K filed with the SEC on January 4, 2022, January 6, 2022, February 16, 2022, March 8, 2022, April 25, 2022, May 11, 2022, May 11, 2022, May 11, 2022, May 24, 2022, July 5, 2022, August 15, 2022, August 16, 2022, September 15, 2022, September 28, 2022, October 4, 2022, and November 10, 2022.
Any documents of the type required to be incorporated into a MJDS prospectus by applicable Canadian securities laws which are filed by the Company with the securities regulatory authorities in Canada after the date of this MJDS prospectus shall be deemed to be incorporated by reference into this MJDS prospectus, as prescribed by applicable securities laws.
Any statement contained in this MJDS prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this MJDS prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this MJDS prospectus, except as so modified or superseded.
You may request copies of the documents incorporated by reference at no cost, by writing or telephoning the Company at 1411 Broadway, 16th Floor, New York, NY 10018, telephone (646) 661-7600, Attention: Daniel Neville. Copies of the documented incorporation by reference may also be obtained from the website maintained by Canadian Securities Authorities, under the Company’s profile at www.sedar.com.
Copies of these reports and documents are also available on the Company’s website at www.awholdings.com. The Company’s website is not a part of this MJDS prospectus. Readers should rely only on the information provided or incorporated by reference in this MJDS prospectus or in any applicable supplement to this MJDS prospectus. Readers should not assume that the information in this MJDS prospectus, the U.S. prospectus which forms part of this MJDS prospectus, and any applicable supplement is accurate as of any date other than the date of such documents.
ISSUERS WITH U.S. CANNABIS-RELATED ASSETS
On February 8, 2018, the Canadian Securities Administrators revised their previously released Staff Notice 51-352 Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”) which provides specific disclosure expectations for issuers that currently have, or are in the process of developing, cannabis-related activities in the U.S. as permitted within a particular state’s regulatory framework. All issuers with U.S. cannabis-related activities are expected to clearly and prominently disclose certain prescribed information in prospectus filings and other required disclosure documents.
In accordance with Staff Notice 51-352, this MJDS prospectus and the U.S. prospectus include a discussion of the federal and state-level U.S. regulatory regimes in those jurisdictions where the Company has direct, indirect and ancillary involvement, either itself or through its subsidiaries. In accordance with Staff Notice 51-352, the Company will evaluate, monitor and reassess this disclosure, and any related risks, on an ongoing basis and the same will be supplemented and amended and made available to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, laws or regulations regarding cannabis regulation. Any non-compliance, citations or notices of violation which may have an impact on the Company’s licensing, business activities or operations will be promptly disclosed by the Company.
As a result of the Company’s involvement in cannabis-related activities in the U.S. (as described herein), the Company is properly subject to Staff Notice 51-352. The following table is intended to assist readers in identifying those parts of this prospectus and the U.S. prospectus that address the disclosure expectations outlined in Staff Notice 51-352 for issuers that currently have cannabis-related activities in U.S. states where such activity has been authorized within a state regulatory framework:

Industry Involvement	Specific Disclosure Necessary to Fairly Present all Material Facts, Risks and Uncertainties	U.S. Prospectus Cross-Reference(1)
All Issuers with U.S. Marijuana-Related Activities	Describe the nature of the issuer’s involvement in the U.S. marijuana industry and include the disclosures indicated for at least one of the direct, indirect and ancillary industry involvement types noted in this table.	Bold boxed cover page disclosure in this MJDS prospectus Description of the Business- Page 5
	Prominently state that marijuana is illegal under U.S. federal law and that enforcement of relevant laws is a significant risk.	Bold boxed cover page disclosure in this prospectus Risk Factors - Risks Related to Operating in the U.S. Cannabis Industry - Page 35 Overview of Government Regulation - Page 6
Discuss any statements and other available guidance made by federal authorities or prosecutors regarding the risk of enforcement action in any jurisdiction where the issuer conducts U.S. marijuana-related activities.	Risk Factors - Risks Related to Operating in the U.S. Cannabis Industry - Page 35

Overview of Government Regulation - Page 6

Overview of Government Regulation - State Regulation of Cannabis - Illinois - Page 12

Overview of Government Regulation - State Regulation of Cannabis - Massachusetts - Page 14

Overview of Government Regulation - State Regulation of Cannabis - Michigan - Page 19

Overview of Government Regulation - State Regulation of Cannabis - New Jersey - Page 22

Overview of Government Regulation - State Regulation of Cannabis - Ohio - Page 26

Overview of Government Regulation - State Regulation of Cannabis - Pennsylvania - Page 29
	Outline related risks including, among others, the risk that third party service providers could suspend or withdraw services and the risk that regulatory bodies could impose certain restrictions on the issuer’s ability to operate in the U.S.	Risk Factors - Risks Related to Operating in the U.S. Cannabis Industry - Page 35 Overview of Government Regulation - Page 6

Given the illegality of marijuana under U.S. federal law, discuss the issuer’s ability to access both public and private capital and indicate what financing options are / are not available in order to support continuing operations.	Overview of Government Regulation - Page 6 Risk Factors - Risks Related to Operating in the U.S. Cannabis Industry - Page 35
Quantify the issuer’s balance sheet and operating statement exposure to U.S. marijuana related activities.	At the date of this MJDS prospectus, 100% of the Company’s operations are in the United States.
Disclose if legal advice has not been obtained, either in the form of a legal opinion or otherwise, regarding (a) compliance with applicable state regulatory frameworks and (b) potential exposure and implications arising from U.S. federal law.	The Company has received and continues to receive legal input regarding (a) compliance with applicable state regulatory frameworks in the states of Illinois, Massachusetts, Michigan, New Jersey, Ohio, and Pennsylvania, and (b) potential exposure and implications arising from U.S. federal law. The Company receives such advice on an ongoing basis but has not received a formal legal opinion on such matters.
U.S. Marijuana Issuers with direct involvement in cultivation or distribution	Outline the regulations for U.S. states in which the issuer operates and confirm how the issuer complies with applicable licensing requirements and the regulatory framework enacted by the applicable U.S. state.	Overview of Government Regulation - State Regulation of Cannabis - Illinois - Page 12

Overview of Government Regulation - State Regulation of Cannabis - Massachusetts - Page 14

Overview of Government Regulation - State Regulation of Cannabis - Michigan - Page 19

Overview of Government Regulation - State Regulation of Cannabis - New Jersey - Page 22

Overview of Government Regulation - State Regulation of Cannabis - Ohio - Page 26

Overview of Government Regulation - State Regulation of Cannabis - Pennsylvania - Page 29

Discuss the issuer’s program for monitoring compliance with U.S. state law on an ongoing basis, outline internal compliance procedures and provide a positive statement indicating that the issuer is in compliance with U.S. state law and the related licensing framework.

Promptly disclose any non-compliance, citations or notices of violation which may have an impact on the issuer’s licence, business activities or operations.	Overview of Government Regulation - Page 6

U.S. Marijuana Issuers with indirect involvement in cultivation or distribution	Outline the regulations for U.S. states in which the issuer’s investee(s) operate.	Overview of Government Regulation - State Regulation of Cannabis - Illinois - Page 12

Overview of Government Regulation - State Regulation of Cannabis - Massachusetts - Page 14

Overview of Government Regulation - State Regulation of Cannabis - Michigan - Page 19

Overview of Government Regulation - State Regulation of Cannabis - New Jersey - Page 22

Overview of Government Regulation - State Regulation of Cannabis - Ohio - Page 26

Overview of Government Regulation - State Regulation of Cannabis - Pennsylvania - Page 29
Provide reasonable assurance, through either positive or negative statements, that the investee’s business is in compliance with applicable licensing requirements and the regulatory framework enacted by the applicable U.S. state. Promptly disclose any noncompliance, citations or notices of violation, of which the issuer is aware, that may have an impact on the investee’s licence, business activities or operations.	Overview of Government Regulation - Compliance with Applicable State Laws in the United States - Page 10 Overview of Government Regulation - State Regulation of Cannabis - Page 11
U.S. Marijuana Issuers with material ancillary involvement	Provide reasonable assurance, through either positive or negative statements, that the applicable customer’s or investee’s business is in compliance with applicable licensing requirements and the regulatory framework enacted by the applicable U.S. state.	Overview of Government Regulation - Compliance with Applicable State Laws in the United States - Page 10

Overview of Government Regulation - State Regulation of Cannabis - Ohio - Page 26

Overview of Government Regulation - State Regulation of Cannabis - Illinois - Page 12

Note:
(1)Unless otherwise specified, page number references are in respect of the U.S. Prospectus.

WHERE TO FIND ADDITIONAL INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC and the Canadian Securities Authorities. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov, from which interested persons can electronically access the Company’s SEC filings, including the Registration Statement and the exhibits and schedules thereto. In addition, the Canadian Securities Administrators maintains the System for Electronic Document Analysis and Retrieval, or “SEDAR,” website at www.sedar.com, from which you can obtain reports, proxy and information statements and other information relating to the Company, including this MJDS prospectus.
LEGAL MATTERS
Certain Canadian legal matters relating to the securities that may be offered under this MJDS prospectus will be passed upon for the Company by DLA Piper (Canada) LLP.
REGULATORY RELIEF
As noted on the cover page of this MJDS prospectus, the Company has applied for exemptive relief from the provisions contained in NI 71-101 that would require the Company to include a reconciliation of the financial statements included or incorporated by reference in this MJDS prospectus, which have been prepared in accordance with U.S. generally accepted accounting principles, to Canadian generally accepted accounting principles. The granting of the exemption will be evidenced by the issuance of a receipt for the (final) MJDS prospectus.
The Company has also applied for exemptive relief from the prospectus requirements of applicable Canadian securities laws to allow investment dealers acting as underwriters or selling group members of the Company or a selling securityholder of the Company to, among other things, provide investors in Canada with standard term sheets and marketing materials (each as defined in National Instrument 41-101 - General Prospectus Requirements (“NI 41-101”)), and conduct road shows (as defined in NI 41-101), in connection with offerings in Canada under this MJDS prospectus, conditional upon compliance with the conditions and requirements of Part 9A of National Instrument 44-102 - Shelf Distributions (“NI 44-102”) in the manner in which those conditions and requirements would apply if this MJDS prospectus were a final base shelf prospectus under NI 44-102.
PURCHASERS’ STATUTORY AND CONTRACTUAL RIGHTS
Unless provided otherwise in a Prospectus Supplement, the following is a description of a Canadian purchaser’s statutory and contractual rights.
Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment thereto. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the MJDS prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. legal adviser for particulars of these rights.
Original Canadian purchasers of warrants, subscription rights or receipts, purchase contracts or convertible or exchangeable debt securities (or units comprised partly thereof) will have a contractual right of rescission against the Company following the issuance of underlying securities of the Company to such original purchasers upon the conversion, exchange or exercise of the warrant, the subscription right or receipt, the purchase contract or the convertible or exchangeable debt security. The contractual right of rescission will entitle such original purchasers to receive the amount paid for the applicable convertible, exchangeable or exercisable security upon surrender of the underlying securities of the Company issued upon the conversion, exchange or exercise of the applicable convertible, exchangeable or exercisable security, in the event that this MJDS prospectus, the relevant Prospectus Supplement or an amendment contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase under this MJDS prospectus of the applicable convertible, exchangeable or exercisable security; and (ii) the right of rescission is exercised within 180 days of the date of the purchase under this MJDS prospectus of the applicable convertible, exchangeable or exercisable security. This contractual right of rescission will be consistent with the statutory right of rescission described under section 130 of the Securities Act(Ontario), and is in addition to any other right or remedy available to original purchasers under section 130 of the Securities Act (Ontario) or otherwise at law. Original purchasers are further advised that the statutory right of action for damages for a misrepresentation contained in a prospectus is limited, in certain provincial securities legislation, to the price at which convertible, exchangeable or exercisable securities are offered to the public under a prospectus. This means that, under the securities legislation of certain provinces of Canada, if the purchaser pays additional amounts upon conversion, exchange or exercise of such securities, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces.

CERTIFICATE OF THE COMPANY
Dated: November 22, 2022
This MJDS prospectus, together with the documents incorporated in this MJDS prospectus by reference, will, as of the date of each supplement to this MJDS prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this MJDS prospectus and the supplement as required by the securities legislation of each of the provinces of Canada, excluding Québec, and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.

/s/ Francis Perullo	/s/ Daniel Neville
Interim Co-Chief Executive Officer and President	Interim Co-Chief Executive Officer and Chief Financial Officer

On behalf of the Board of Directors

/s/ Abner Kurtin	/s/ Scott Swid
Director and Executive Chairman	Director

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